EXHIBIT 99.1

Press Release

Source: MobilePro Corp.

MobilePro Corp. Closes Acquisition Of Ohio ISP
 Tuesday July 6, 1:51 pm ET

Deal Expected To Be Accretive To Earnings, Add More Than $1.5 Million In
Revenue To MobilePro

BETHESDA, Md., July 6 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) announced today the company has closed its acquisition of Clover Computer Corporation, a Coshocton, Ohio-based Internet services provider with operations in several Ohio cities (http://www.clover.net).
o      (Logo: http://www.newscom.com/cgi-bin/prnh/20040414/FLWLOGOLOGO)

Jay Wright, MobilePro president and CEO, said, “Clover represents our seventh closed acquisition and moves us to more than a $9 million annualized revenue run-rate. We look forward to maintaining Clover’s reputation for quality customer care in Southeastern Ohio, especially in the wireless arena. We expect this acquisition to be immediately accretive to our earnings per share.”

About Clover Computer Corporation

Founded in 1980, Clover provides a full range of ISP services including dialup, fixed wireless, satellite and terrestrial broadband for individuals and businesses throughout southeastern Ohio. Clover is based in Coschocton, Ohio with offices in Cambridge, Newark, Steubenville, Youngstown and Zanesville, Ohio.

About MobilePro Corp.

MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, Maryland with operations in Dallas, Houston, Hurst and Beaumont, Texas, Shreveport, Louisiana and Kansas City, Missouri. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications providers and forging strategic alliances with well positioned companies in complementary product lines and industries. The company has announced acquisitions that would produce approximately $37 million in annual revenue for the company if the transactions all close.

An investment profile about MobilePro Corp. may be found online at
http://www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website http://www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including the Company’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the Company to alter its present business strategy, the Company’s ability to attract management capable of implementing the Company’s existing or future business strategy and the risk factors set forth in the Company’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

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Source: MobilePro Corp.